Registration No. 33-_____
                                                 Filed April 25, 1995


                            SECURITIES AND EXCHANGE COMMISSION

                                  Washington, D.C.  20549



                                         FORM S-8

                                  REGISTRATION STATEMENT
                                           UNDER
                                THE SECURITIES ACT OF 1933




                              PROGRESS FINANCIAL CORPORATION
       (Exact Name of Registrant as specified in its Articles of Incorporation)

               Delaware                                 23-2413363
        (State of incorporation)            (IRS Employer Identification No.)


                             Plymouth Meeting Executive Campus
                                 600 West Germantown Pike
                             Plymouth Meeting, Pennsylvania 19462
               (Address of principal executive offices, including zip code)

                                 1993 STOCK INCENTIVE PLAN
                             1993 DIRECTORS' STOCK OPTION PLAN
                                 (Full Title of the Plans)


                                        Copies to:
                                        Jeffrey D. Haas, Esq.
W. Kirk Wycoff, President & CEO         Kenneth B. Tabach, Esq.
Progress Financial Corporation          Elias, Matz, Tiernan & Herrick L.L.P.
Plymouth Meeting Executive Campus       734 15th Street, N.W.
600 West Germantown Pike                Washington, D.C.
Plymouth Meeting, Pennsylvania 19462    (202) 347-0300
(610) 825-8800
(Name, address, and telephone number
 of agent for service)

                                    Page 1 of 15 pages
                          Index to Exhibits is located on page 5.



                             CALCULATION OF REGISTRATION FEE

        Title of                                   Proposed            Proposed
       Securities                                  Maximum             Maximum               Amount of
          to be               Amount to be      Offering Price        Aggregate            Registration
       Registered            Registered(1)        Per Share         Offering Price              Fee
Common Stock, par
  value $1.00                    166,500             $3.56(3)           $592,740(3)         $204.39

Common Stock, par
  value $1.00                     59,988             $4.50(4)           $296,946(4)         $ 93.09

Total                            226,488(2)                             $862,686            $297.48

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Progress Financial Corporation ("Company" or "Registrant") 1993 Stock Incentive Plan ("1993 Plan") and the 1993 Directors' Stock Option Plan ("Directors Plan") as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock, $1.00 par value per share ("Common Stock"), of the Company.

(2) Represents 176,488 and 50,000 shares currently reserved for issuance pursuant to the 1993 Plan and the Directors Plan, respectively.

(3) Estimated solely for the purpose of calculating the registration fee, which has been calculated pursuant to Rule 457(h) promulgated under the Securities Act of 1933, as amended ("Securities Act"). The Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price for the options to purchase 127,500 and 39,000 shares of Common Stock which are outstanding under the 1993 Plan and the Directors Plan, respectively as of the date hereof.

(4) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share for the 48,988 and 11,000 shares for which stock options have not been granted under the 1993 Plan and the Directors Plan, respectively is equal to the average of the closing sales prices of the Common Stock of the Company on April 19, 1995 on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System.

                         __________________________

     This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. (SECTION) 230.462.

                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

               The following documents filed or to be filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

                    (a) The Annual Report on Form 10-K of the Company for the year ended December 31, 1994;

                    (b) All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Company's Annual Report on Form 10-K referred to in clause (a) above;

                    (c) The description of the Common Stock of the Company contained in the Company's Registration Statement on Form S-1 (Commission File No. 33-59218) filed with the Commission on March 8, 1993;

                    (d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

               Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.        DESCRIPTION OF SECURITIES.

               Not applicable since the Company's Common Stock is registered under Section 12 of the Exchange Act.

ITEM. 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL.

               Not applicable.

ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Section 145 of the Delaware General Corporation Law ("DGCL") sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacity as such. The Certificate of Incorporation and Bylaws of the Company provide that the directors, officers, employees and agents of the Company shall be indemnified to the full extent permitted by law. Such indemnity shall extend to expenses, including attorney's fees, judgments, fines and amounts paid in the settlement, prosecution or defense of the foregoing actions. Section 102(b)(7) of the DGCL sets forth circumstances which a director's personal liability to a corporation or its stockholders for money damages for breach of fiduciary duty as a director may be eliminated or limited. The Certificate of Incorporation provides for the limitation of personal liability of directors to stockholders for monetary damages to the Company or its stockholders for such director's breach of fiduciary duty as a director of the Company to the full extent permitted by law.

               The Company carries a liability insurance policy for its officers and directors.

ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED.

               Not applicable since no restricted securities will be reoffered or resold pursuant to this Registration Statement.

ITEM 8.        EXHIBITS

               The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):


   No.      Exhibit                                      Page

   4        Common Stock Certificate*                       --

   5        Opinion of Elias, Matz, Tiernan & Herrick      E-1
              L.L.P. as to the legality of the securities

   23.1     Consent of Elias, Matz, Tiernan & Herrick       --
            L.L.P. (contained in the opinion included
             as Exhibit 5)

   23.2     Consent of Coopers & Lybrand, L.L.P.           E-3

   23.3     Consent of KMPG Peat Marwick LLP               E-4

   24       Power of attorney for any subsequent            --
             amendments is located in the signature pages

   99.1     1993 Stock Incentive Plan*                      --

   99.2     1993 Directors' Stock Option Plan*              --



* Incorporated by reference from the Company's Registration
Statement on Form S-1 (Commission File No. 33-59218) filed with the Commission on March 8, 1993.

ITEM 9.        UNDERTAKINGS.

               The undersigned Registrant hereby undertakes:

               1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               4. That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Plymouth Meeting, Commonwealth of Pennsylvania, on the 18th day of April 1995.

                                        PROGRESS FINANCIAL CORPORATION


                                        By: /s/ W. Kirk Wycoff

                                           W. Kirk Wycoff, President and
                                             Chief Executive Officer

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints W. Kirk Wycoff his true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.



/s/ W. Kirk Wycoff                                April 18, 1995
W. Kirk Wycoff
Director, President and
  Chief Executive Officer
(Principal Executive Officer)



/s/ Peter J. Meier                                April 18, 1995
Peter J. Meier
Vice President and Controller
(Principal Accounting Officer)



/s/ John E. F. Corson                             April 18, 1995
John E. F. Corson
Director



/s/ William O. Daggett, Jr.                       April 18, 1995
William O. Daggett, Jr.
Director



/s/ Donald F. U. Goebert                          April 18, 1995
Donald F. U. Goebert
Director


/s/ Joseph R. Klinger                             April 18, 1995
Joseph R. Klinger
Director


/s/ Paul M. LaNoce                                April 18, 1995
Paul M. LaNoce
Director



/s/ A. John May, III                              April 18, 1995
A. John May, III
Director



/s/ William L. Mueller                            April 18, 1995
William L. Mueller
Director



/s/ Charles J. Tornetta                           April 18, 1995
Charles J. Tornetta
Director